EXHIBIT 99.1

PAB Bankshares, Inc. and The Park Avenue Bank Announces the Sale of Five Georgia Bank Branches

VALDOSTA, Ga., Feb. 25, 2010 (GLOBE NEWSWIRE) -- On February 23, 2010, The Park Avenue Bank, a subsidiary of PAB Bankshares, Inc. (Nasdaq:PABK), entered into a definitive agreement to sell five Park Avenue Bank branches to HeritageBank of the South, a subsidiary of Albany-based Heritage Financial Group (Nasdaq:HBOS).  The five branches include two branches located in Statesboro, one branch in Baxley, one branch in Hazlehurst, and one branch in Adel, Georgia. HeritageBank of the South is expected to retain all of the employees currently working in these branches. The sale is expected to result in a transfer of approximately $52 million in loans, $72 million in demand deposits, savings and money market accounts, and $26 million in certificates of deposits. The transaction is expected to close in the second quarter of 2010, subject to regulatory approval and other customary conditions. "We are pleased to announce this agreement with HeritageBank of the South. We believe this transaction will be accretive to both capital and earnings, and this sale will allow us to continue to deleverage our balance sheet and focus our resources on resolving our problem assets," stated Company President and CEO Donald "Jay" Torbert, Jr.

About PAB

The Company is a $1.2 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank currently operates through 18 branch offices in 11 counties in Georgia and Florida including the five branches subject to the above transaction. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

Cautionary Note to Investors Regarding Forward-Looking Statements

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our anticipated capital ratios and our ability to address the challenges facing the Company, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements including our ability to receive regulatory approval for the transaction, to maintain our anticipated capital ratios and our ability to address the challenges facing the Company, and those other risks and factors discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q as filed with the Securities and Exchange Commission.. The Company undertakes no obligation to revise these statements following the date of this press release.

CONTACT:  PAB Bankshares, Inc.
          Nicole S. Stokes, Executive Vice President and
           Chief Financial Officer
          (229) 241-2775, ext. 1718
          nicoles@parkavebank.com